Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

     THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of December 1, 2004, by and between DIONEX CORPORATION, a California corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

     WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that Credit Agreement between Borrower and Bank dated as of November 13, 2000, as amended from time to time (“Credit Agreement”).

     WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

     1.      Section 1.1 (a) is hereby amended by deleting “December 31, 2004” as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date “December 31, 2006,” with such change to be effective upon the execution and delivery to Bank of a promissory note substantially in the form of Exhibit A attached hereto (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

     2.      Section 1.2. (a) is hereby deleted in its entirety, and the following substituted therefor:

     “(a)     Standby Letter of Credit. Bank has issued or cause an affiliate to issue a standby letter of credit for the account of Borrower and for the benefit of the former shareholders of LC Packing (the “Standby Letter of Credit”) in the principal amount of Three Million Five Hundred Thousand Dollars ($3,5000,000.00). The Standby Letter of Credit has an expiration date of January 31, 2005, and is subject to the additional terms of the Letter of Credit agreement, application and any related documents required by Bank in connection with the issuance thereof (the “Letter of Credit Agreement”). Subject to the terms and conditions of this Agreement, Bank hereby confirms that the Standby Letter of Credit remains in full force and effect.”

     3.      Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and Credit Agreement shall be read together, as one document.

     4.      Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Even of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

Dionex Corporation		WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Gary A. McCollum	By:	/s/ Julie Richardson Julie Richardson Vice President
Title:	Vice President & CEO